Exhibit 3.7
Section 16 of Article III of the Company’s Bylaws is amended and restated in its entirety as follows as of July 11, 2002:
Section 16. Indemnification of Agents of the Corporation; Purchase of Liability insurance.
     (a) Indemnification of Directors, Officers, and Employees. Each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer or employee of the corporation or is or was serving (during such person’s tenure as director, officer or employee) at the request of this corporation, any other corporation, partnership, joint venture, trust or other enterprise in any capacity, whether the basis of a Proceeding is an alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by this corporation to the fullest extent authorized by California General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits this corporation to provide broader indemnification rights than said law permitted this corporation to provide prior to such amendment), against all expenses, liabilities and loss (including, without limitation, attorneys’ fees, judgments, fines, or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The right to indemnification conferred in this Section 16 shall be a contract right and shall include the right to be paid by this corporation the expenses incurred in defending a Proceeding in advance of its final disposition; provided, however, that, if California General Corporation Law requires, the payment of such expenses in advance of the final disposition of a Proceeding shall be made only upon receipt by this corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. No amendment to or repeal of this Section 16 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal. The provisions of paragraph (b) or (e) of this Section 16, and not this subsection (a), shall apply to any claim (a “Voluntary Claim”) initiated by a director, officer or employee primarily to obtain personal benefit.
     (b) Procedures for Enforcement. If a claim for indemnity under paragraph (a) of this Section 16 is not paid in full by this corporation within 90 days after a written claim has been received by this corporation, the claimant may at any time thereafter bring suit against this corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim including reasonable attorneys’ fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under California General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on this corporation. Neither the failure of this corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in California General Corporation Law, nor an actual determination by this corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     (c) Not Exclusive. The rights conferred in this Section 16 shall not be exclusive of any other rights which any director, officer, employee or agent may have or hereafter acquire under any statute, provision of the Articles of Incorporation, By-laws, agreement, vote of shareholders or disinterested directors or otherwise, to the extent the additional rights to indemnification are authorized in the Articles of Incorporation of this corporation.
     (d) Other Provisions for Indemnity. In furtherance and not in limitation of the powers conferred by statute:
          (1) this corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this corporation, or is serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not this corporation would have the power to indemnify the person against that expense, liability or loss under the California General Corporation Law.
          (2) this corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.
     (e) Indemnification of Agents. This corporation may, to the extent authorized from time to time in the discretion of the Board of Directors, indemnity any agent of this corporation, including advancing the expenses incurred in defending a Proceeding in advance of its final disposition, to any agent of this corporation to the fullest extent of the provisions of this Section or as otherwise permitted with respect to directors, officers and employees of this corporation.
     (f) Indemnification for Voluntary Proceedings. This corporation may, to the extent authorized from time to time in the discretion of the Board of Directors, indemnity any director, officer, employee or agent of this corporation in connection with a Voluntary Claim, including advancing the expenses incurred in defending in advance of its final disposition, to the fullest extent of the provisions of this Section or as otherwise permitted with respect to directors, officers and employees of this corporation.